Exhibit 23.1

Consent of Independent Certified Public Accountants

We have issued our report dated March 28, 2017, with respect to the consolidated financial statements of American Casino & Entertainment Properties LLC included in this Amendment no. 1 to Current Report of Golden Entertainment, Inc. on Form 8‑K/A filed on January 3, 2018. We consent to the incorporation by reference of the aforementioned report in the Registration Statements of Golden Entertainment, Inc. on Form S‑3 (File No. 333‑221590) and Form S-8 (File Nos. 333-77247, 333-77249, 333-77591, 333-116674, 333-143985, 333-162259 and 333-214497).

/S/ Grant Thornton LLP

Reno, Nevada

January 3, 2018